Exhibit 99.4

MasTec, Inc.

OFFER TO EXCHANGE

Up to $115,000,000 Aggregate Principal Amount of

4.00% Senior Convertible Notes due 2014

for

a Like Principal Amount of

New 4.00% Senior Convertible Notes due 2014

and

an Exchange Fee

and

Up to $100,000,000 Aggregate Principal Amount of

4.25% Senior Convertible Notes due 2014

for

a Like Principal Amount of

New 4.25% Senior Convertible Notes due 2014

and

an Exchange Fee

Pursuant to the Preliminary Prospectus Dated November 24, 2010

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

MasTec, Inc., a Florida corporation (the “Company”), hereby offers to exchange (the “Exchange Offer”), upon and subject to the terms and conditions set forth in the preliminary prospectus dated November 24, 2010 (as the same may be amended or supplemented from time to time, the “Prospectus”) and the enclosed letter of transmittal (the “Letter of Transmittal”), (i) up to $115,000,000 aggregate principal amount of the Company’s outstanding 4.00% Senior Convertible Notes due 2014, or the “Original 4.00% Notes,” for a like principal amount of 4.00% Senior Convertible Notes due 2014, or the “New 4.00% Notes,” plus an exchange fee of $2.50 per $1,000 in principal amount of Original 4.00% Notes validly tendered and accepted in the Exchange Offer and (ii) up to $100,000,000 aggregate principal amount of the Company’s outstanding 4.25% Senior Convertible Notes due 2014, or the “Original 4.25% Notes,” for a like principal amount of 4.25% Senior Convertible Notes due 2014, or the “New 4.25% Notes,” plus an exchange fee of $2.50 per $1,000 in principal amount of Original 4.25% Notes validly tendered and accepted in the Exchange Offer. The Original 4.00% Notes and the Original 4.25% Notes are collectively referred to as the “Original Notes,” and the New 4.00% Notes and the New 4.25% Notes are collectively referred to as the “New Notes.”

We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

1. Preliminary Prospectus dated November 24, 2010;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Original Notes are not immediately available or time will not permit all required documents to reach U.S. Bank National Association (the “Exchange Agent”) prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. A form of letter which may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5. Return envelopes addressed to the Exchange Agent located at: U.S. Bank National Association, Corporate Trust Services, 60 Livingston Avenue, St. Paul, Minnesota 55107, Attn: Specialized Finance.

Your prompt action is requested. The expiration date for the Exchange Offer is 5:00 p.m., New York City time, on December 22, 2010, unless extended by the Company in its sole discretion, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended. Any Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal or a message from The Depository Trust Company (“DTC”) stating that the tendering holder has expressly acknowledged receipt of, and agrees to be bound by and held accountable under, the Letter of Transmittal, must be sent to the Exchange Agent and certificates representing the Original Notes (or confirmation of book-entry transfer of such Original Notes into the Exchange Agent’s account at DTC) must be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If holders of Original Notes wish to tender but it is impracticable for them to forward their certificates for Original Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender of Original Notes may be effected by following the guaranteed delivery procedures described in the Prospectus under “Exchange Offer — Guaranteed Delivery Procedures.” Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the enclosed materials should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

MasTec, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.